EXHIBIT 99.1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to the beneficial ownership as of January 20, 2000, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director, (iii) certain executive officers, and (iv) all directors and executive officers as a group.

As of January 20, 2000, 248,261,467 shares of the Company's Common Stock were outstanding, and as of the same date, 146,578,068 Exchangeable Shares were outstanding. The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the Commission") governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

                                                   Number of Shares
                                                   Beneficially Owned
                                                ------------  ----------
                     Name                          Number     Percentage
----------------------------------------------  ------------  ----------

5% Stockholders
FEJ Holding Inc.(1).......................       72,367,040        18.3%
  c/o The Furukawa Electric Co., Ltd.
  6-1 Marunouchi 2 - Chome
  Chiyoda-Ku, Tokyo 100-8322
  Japan

Named Executive Officers and Directors
  Kevin N. Kalkhoven (2)..................        3,714,634         1.5%
  William J. Sinclair (3).................        1,734,669       *
  Jozef Straus, Ph.D. (4).................           23,902       *
  Dan E. Pettit (5).......................          856,808       *
  Anthony R. Muller (6)...................          620,298       *
  Frederick L. Leonberger, Ph.D. (7)......          438,488       *
  Bruce D. Day (8)........................          175,551       *
  Wilson Sibbett, Ph.D. (9)...............          135,000       *
  Russell A. Johnson(10)..................           64,860       *
  Casimir S. Skrzypczak(11)...............          156,777       *
  Robert E. Enos (12).....................          144,069       *
  Martin A. Kaplan (13)...................          109,444       *
  Peter A. Guglielmi (14).................           61,222       *
  John A. MacNaughton (15)................           43,691       *
All directors and executive officers
as a group (14 persons) (16)..............        8,279,413         3.2%

________________
     *  Less than 1%
  As reported in a Schedule 13D/A fled December 14, 1999. All shares are issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.
  Includes 3,464,408 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000.
  Includes 90,941 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000 and 1,643,728 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.
  Includes 23,902 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000
  Includes 754,508 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000 and 47,960 shares held by Kelly A. Pettit, Mr. Pettit's spouse.
  Includes 252,144 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000, and 19,040 shares held by Mr. Muller's daughter.
  Includes 411,432 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000, and 800 shares held by Katharine Leonberger and 800 shares held by Gregory Leonberger, Mr. Leonberger's daughter and son, respectively.
  Includes 169,451 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000 and 6,100 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.
  Includes 135,000 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000.
  Includes 62,500 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000.
  Includes 152,777 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000.
  Includes 137,969 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000 and 6,100 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.
  Includes 109,444 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000.
  Includes 53,222 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000.
  Includes35,555 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000 and 8,136 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.
  Includes 5,853,253 shares subject to stock options currently exercisable or exercisable within 60 days of January 20, 2000, and 1,664,064 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.